Lowenstein, Sandler, Kohl,
    Fisher & Boylan
A Professional Corporation
65 Livingston Avenue
Roseland, New Jersey  07068
(201) 992-8700
Attorneys for Plaintiff
Omar L. Peraza, Individually and
as Trustee for the Peraza Trust

                                               SUPERIOR COURT OF NEW JERSEY
                                               CHANCERY DIVISION:  HUDSON COUNTY
                                               DOCKET NO.: C-99-96

OMAR L. PERAZA, Individually and on Behalf of THE PERAZA TRUST,

                  Plaintiff,                               Civil Action
vs.                                                     VERIFIED COMPLAINT
AGP AND COMPANY, INC., A New Jersey
Corporation,

                  Defendant.
- ---------------------------------------------
     Plaintiff, Omar L. Peraza, individually and on behalf of the Peraza Trust, by way of verified complaint against the defendant, AGP and Company, Inc. ("AGP" or the "Company"), states as follows:

                                    PARTIES

     1. Mr. Peraza is an individual with his principal place of business at One Treasure Lane, Derry, New Hampshire. Mr. Peraza is also the sole trustee of the Peraza Trust, under instrument of trust dated May 18, 1989 (the "Peraza Trust"). On information and belief, the Peraza Trust is the largest holder of the outstanding stock of AGP, and is currently the beneficial owner of approximately 12% of the issued and outstanding common stock of AGP. Through this proceeding, Mr. Peraza, individually and as the trustee of the Peraza Trust, seeks to exercise his statutory right, under applicable New Jersey law to convene a special meeting of the shareholders of AGP for the purpose of allowing them to vote on the removal of two directors. Under New Jersey law and the bylaws of the Company, directors may be removed with or without cause. This is the first and only petition that has been filed to compel AGP to have a special shareholders' meeting.

     2. AGP is a corporation organized under existing laws of the State of New Jersey. AGP's registered office in the State of New Jersey is at Corporation Trust Company, 820 Bear Tavern Road, West Trenton, New Jersey. The transfer agent for the Company's common stock during the relevant period has been Trust Company of New Jersey, 35 Journal Square, Jersey City, New Jersey 07306.

                                 SUMMARY OF CASE

     3. AGP is a publicly traded company that has not had an annual meeting in almost five years. In direct violation of existing laws, it has not supplied its public shareholders with audited financial statements for more than two years, and at present, the shareholders of AGP are left to speculate as to what audited financial statements would reveal about the Company's financial performance since 1994 or its current financial condition.

     4. The United States Securities and Exchange Commission ("SEC") has commenced an investigation of the Company and its Chief Executive Officer on the basis of accounting irregularities, securities fraud and the filing of false and misleading financial statements. As a result of the SEC investigation, the Company's (now-resigned) auditor has said that it will not reissue its reports on the audits of the Company's financial statements for the years ended December 31, 1993 and 1992. Accordingly, today the financial statements relating to the past four years of AGP's operations are either not released, not in existence or are of questionable reliability.

     5. The small amount of reliable and publicly available information about AGP suggests that the Company may well be on the brink of a complete financial collapse. According to the Company's former independent auditor, Coopers and Lybrand, L.L.P., it is "unlikely" that the Company can continue as a going concern. The interdealer prices bid for the Company's common stock have precipitously declined to one-tenth of their value, from $4.625 in late 1992 to 47cents as of March 31, 1995. Today, the bid for the Company's common stock is approximately 6cents. The Company's common stock is no longer permitted to trade on the NASDAQ Small-Cap Market. In order to provide AGP's shareholders with their statutory right to direct the management of AGP during this period of financial crisis, Peraza has exercised his statutory right to petition this Court for an application for a special shareholders' meeting.

                               BACKGROUND

     6. Mr. Peraza is the founder of a company known as Robmar Corporation ("Robmar"), which through its wholly-owned subsidiary, TMC Group, Inc. ("TMC"), is in the business of manufacturing and distributing wedding and bridal accessories and juvenile gifts to retailers nationwide. TMC maintains manufacturing, administrative and selling facilities in Derry, New Hampshire.

     7. Pursuant to an Agreement and Plan of Merger dated December 31, 1993 (the "Acquisition"), AGP acquired the assets and business of Robmar. In exchange, the Peraza Trust acquired, inter alia, 1,600,000 shares of the common stock of AGP and, on information and belief, became its largest outstanding shareholder. Based upon public information provided to the Peraza Trust, as of July 15, 1996 there were approximately 13,221,023 shares of common stock issued and outstanding.

     8. There are presently three directors of the Company: Mr. Stephen W. Bingaman (the subject of the SEC's securities fraud investigation), Mr. Joseph Drucker and Mr. James F. Howard. According to the Company's public filings, each of these directors were elected by the shareholders at the last annual meeting, which occurred almost five years ago in September of 1991. Pursuant to the Company's bylaws and the applicable provisions of the New Jersey Business Corporation Act, each of the directors may serve until either the next annual meeting of shareholders or until they resign or are removed by the shareholders. Pursuant to New Jersey law and AGP's bylaws, the directors may be removed by the shareholders with or without cause. In the event that any directors are removed pursuant to a vote of the shareholders, the vacancies are filled by a majority vote of the remaining directors on the board or, if necessary, by the sole remaining director.

                       THE FINANCIAL DETERIORATION OF AGP

     9. Over the past several years, management has caused the Company to suffer substantial operating losses, resulting in a precipitous decline in the value and liquidity of the Company's outstanding common stock. The Company's common stock previously traded in the over-the-counter market and was quoted on the NASDAQ under the symbol AGPC. During this period, the stock was bid as high as $4.625 in interdealer price quotations. After substantial losses were incurred, the bids in interdealer price quotations for AGP's common stock decreased to a range between $2.25 and $3.375. Today, the Company's common stock is no longer traded on NASDAQ, and is quoted only in the National Quotation Bureau, Inc. "pink sheets". On March 31, 1995, the closing bid price for the common stock was 47 cents a share or only about one-tenth of the prices bid in 1992. Since then, the price bid for the Company's common stock has dropped further to approximately 6 cents a share. The Company has not paid any cash dividends on its common stock and incumbent management has said that it does not anticipate that it will do so in the foreseeable future.

                  AGP'S DISCLOSURE OF ACCOUNTING IRREGULARITIES

     10. As a publicly-held company, AGP is required to file annual and other periodic reports pursuant to the Securities and Exchange Act of 1934. One report of particular value to the shareholders of AGP is the Form 10-K, which contains the Company's annual report and audited financial statements.

     11. In early January 1995, the Company began to prepare its annual report and its audited financial statements for the fiscal year ended December 31, 1994. Within a month, however, on February 2, 1995, the management of AGP released a cryptic statement disclosing accounting irregularities in connection with the Company's financial statements. The Company revealed that Coopers and Lybrand, L.L.P. ("Coopers and Lybrand") its principal outside accountant and a "Big Six" accounting firm, had advised the Company that there were "material control weaknesses" which they believed might affect the Company's ability to develop "reliable financial statements". Specifically, AGP made the following public disclosure:

             "In connection with their audit of the financial statements of AGP and Company, Inc. for the year ended December 31, 1993, Coopers and
        Lybrand, L.L.P.  advised  the  Company  that  there  existed   certain
        material control weaknesses, which may effect one or more of the internal control structure elements necessary to the Company to develop reliable financial statements." (Form 8-K, dated February 2, 1995, Rolnick Cert. Exhibit A.)

The Company  further  disclosed  that  Coopers  and Lybrand had made  statements
"concerning [AGP's] continuation as a going concern" and that "the client auditor relationship" between Coopers and Lybrand and AGP had "ceased". (Id.)

     12. Two weeks later, by letter dated February 16, 1996, Coopers and Lybrand wrote directly to the United States Securities and Exchange Commission ("SEC") to reveal additional information that it said "should have been reported by the Company". Specifically, Coopers and Lybrand indicated that the client-auditor relationship between AGP and Coopers and Lybrand had not just "ceased", but had "ceased as a result of [Coopers and Lybrand's] resignation" (Form 8-K-A, filed February 22, 1996, Rolnick Cert. Exhibit B; emphasis added). No information was disclosed to the shareholders about why the Company's prestigious outside accounting firm had resigned.

     13. The Company did not suggest that the resignation of Coopers and Lybrand would affect the Company's ability to provide its shareholders with audited financial statements, which were due at the end of March 1995. Nevertheless, in April 1995, the Company filed a materially incomplete Form 10-K that simply failed to include any report from the Company's auditors certifying AGP's financial statements. The 10-K went so far as to state that it contained a report of independent accountants. (Form 10-K filed April 14, 1995 at 21, Rolnick Cert. Exhibit C). However, the 10-K filing did not contain the referenced page and no report of an independent accountant was included. In discussing selected financial data, management misleadingly claimed that the financial data contained in the report was derived from audited consolidated financial statements. Id. at 11

     14. Two weeks later, on April 26, 1995, AGP announced that it had retained the accounting firm of Shapiro Weiss and Company ("Shapiro Weiss") in connection with the audit for the year ended December 31, 1994. (Form 8-K-A-2, dated April 26, 1995, Rolnick Cert. Exhibit D). Promptly thereafter, AGP filed an amended 10-K with an audit report from the newly retained accountants. However, the new audit report, when read carefully, revealed that Shapiro Weiss was not prepared to render an opinion on the Company's financial statements. Instead, careful review of the auditor's report rendered by Shapiro Weiss, revealed that it expressed an opinion only on the financial statements of one of the Company's wholly-owned subsidiaries. (Form 10-K/A #1, filed May 10, 1995 at F-1, Rolnick Cert. Exhibit E). Shapiro Weiss did not render any opinion whatsoever on the consolidated financial statements of AGP. 15. Shapiro Weiss also did not comment on the accounting irregularities previously revealed by Coopers & Lybrand. However, it did issue significant warnings about the financial condition of the Company's primary subsidiary and opined that it might not be able to continue as a going concern:

          "As  shown in the  Company's  consolidated  financial  statements, the
          Company continues to incur operating losses and has an accumulated deficit of approximately $1,552,000 as of December 31, 1994. The continued losses have resulted in the Company's inability to meet certain financial performance and ratio covenants under its revolving credit facility. The bank has indicated that it will not grant a waiver of these defaults . . . These conditions raise substantial doubt about the Company's ability to continue as a going concern. The accompanying consolidated financial statements do not include
          any  adjustments  that  might  result  from  the  outcome  of   these
          uncertainties." (Form 10-K/A #1, filed May 10, 1995 at F-1, Rolnick Cert. Exhibit E).

     16. In the same filing, AGP submitted a report from Coopers and Lybrand. However, like the Shapiro Weiss report, the Coopers and Lybrand report failed to render any opinion on the consolidated financial statements of the Company for the year ended December 31, 1994. (Id.) Instead, the report stated only that the financial statements for the years ended December 31, 1992 and December 31, 1993 fairly presented the financial position of AGP. Finally, the Coopers and Lybrand report issued the opinion that it was "unlikely" that the Company could continue as a going concern:

          "It is unlikely that the consolidated entity, as presented in the accompanying financial statements, will continue as a going concern. Additionally, as discussed in note 2 to the accompanying financial statements, the Company's history of loss from continuing operations over the past three years and its financial position as December 31, 1993 raises substantial doubt about the Company's ability to continue as a going concern . . . The Company's financial statements do not include any adjustments that may be required as a result of this uncertainty." (Form 10-K/A #1, filed May 10, 1995 at F-1, Rolnick Cert. Exhibit E).


One week later, on May 17, 1996, and without explanation, the Company amended its 10-K to omit the Coopers and Lybrand report. (See Form 10-K/A #2, filed May 17, 1995 at 20, Rolnick Cert. Exhibit F).

     17. Despite the absence of audited financial statements--and without ever informing the shareholders of AGP that it could not produce audited financial statements--the Company's management continued to release financial information. In May 1995, management filed a report relating to its first quarter in 1995. Although not expressly admitting that there were not audited financial statements for year-end 1994 (and that neither Shapiro Weiss nor Coopers and Lybrand had expressed an opinion with respect to the consolidated financial statements for 1994), management compared the first quarter of 1995 with a balance sheet for 1994. Buried in a footnote to the financial statements, management conceded that the financial statements did not include disclosures required to be made pursuant to generally acceptable accounting principals:

          "The year end balance sheet was derived from audited consolidated financial statements but does not include all disclosures required by generally accepted accounting principles." Form 10-q, dated may 20, 1995 at 4, rolnick cert. Exhibit g, emphasis added.



Thereafter, management continued its practice of issuing financial information which admittedly did not include disclosures required to be made under generally accepted accounting principals. (See Form 10-Q dated August 20, 1995 at 5, Rolnick Cert. Exhibit H) ("The year end balance sheet data was derived from audited consolidated financial statements but does not included all disclosures required by generally accepted accounting principles").


     18. In December 1995, almost one year after the disclosure of accounting irregularities and the resignation of Coopers and Lybrand, AGP led its shareholders to believe that it was now in the position to provide the long-awaited audited financial statements for 1994. On December 1, 1995, management filed a Form 10-K which included a report from Shapiro Weiss expressing an opinion that the consolidated financial statements for AGP for the year ended December 31, 1994 fairly presented, in all material respects, the consolidated financial position of the Company and were prepared in accordance with generally accepted accounting principles. (Form 10-K/A #3, filed December 1, 1995 at F-1, Rolnick Cert. Exhibit I). Although concerned about the Company's financial condition, shareholders were relieved to know that the 1994 financial statement was audited and approved and that the accounting irregularities revealed by Coopers and Lybrand were no longer of concern.

     19. No sooner were the audited financial statements released, than AGP management announced that the report of the independent auditors that had been included in the December filing had not been signed by its independent accountants and that they had not authorized its release. Suggesting that the inclusion of the unsigned report was some sort of technical omission, AGP's management issued a press release asserting that it had filed an "incomplete" Form 10-K:

         "[AGP] announced today that on December 1, 1995 it filed with the Securities and Exchange Commission a Form 10-K/A #3 . . . which was incomplete in that, among other things, it included an unsigned Report of its independent accountants which had not been authorized for release by such Independent Accountants." Form 8-K, dated December 22, 1995, Rolnick Cert. Exhibit J.



Since this disclosure, the Company has made no public filings whatsoever. It has not filed an annual report for year-end 1995 and has not filed audited financial statements for year-end 1995. It has also failed to file any quarterly reports required to be filed by the SEC.

     20. The SEC has now commenced a formal  investigation  of AGP and its Chief
Executive Officer and director, Stephen W. Bingaman, relating to alleged accounting irregularities, securities fraud and the filing of false and misleading financial statements. The results of the investigation will not be known until the SEC completes its work. As a result of the SEC investigation, the Company's (now-resigned) auditor has said that it will not reissue its reports on the audits of the Company's financial statements for the years ended December 31, 1993 and 1992. Accordingly, today the financial statements relating to the past four years of AGP's operations are either not released, not in existence or are of questionable reliability. 21. In these circumstances, Peraza wishes to provide the shareholders with their statutory right to remove directors, with or without cause, at a special shareholders' meeting. It is hoped that the removal of two directors will allow AGP to bring itself into compliance with the law, and allow the shareholders to have access to accurate, reliable information about the financial condition of their investment in AGP.

                                     COUNT I

                       (DEMAND FOR A SPECIAL SHAREHOLDERS'
                     MEETING PURSUANT TO N.J.S.A. 14A:5-3.)


     22. As a corporation organized under New Jersey law, AGP is required to hold annual shareholders' meetings. Pursuant to the New Jersey Business Corporation Act, if AGP fails to hold an annual meeting, the court is empowered to enter a summary order directing that such meetings take place.

     23. In addition, AGP has adopted by laws, which, among other things, require that an annual meeting be convened on the 15th of April every year.

     24. Pursuant to AGP's bylaws and the governing law of the State of New Jersey, AGP was required to hold annual shareholders' meetings in 1992, 1993, 1994, 1995 and 1996. However, AGP has not held any such meeting in any of those years. Indeed, AGP has not held a shareholders' meeting at which directors were elected since September 1991, almost 5 years ago.

     25. As a result of its failure to hold annual meetings over the past five years, AGP's shareholders, including its largest shareholder, the Peraza Trust, have been deprived of their fundamental corporate right to vote to elect new members of the board.

     26. Over the same period, AGP has suffered substantial losses. Its stock has been de-listed from NASDAQ, thereby depriving shareholders of any liquidity for the stock, and the stock is trading at a small fraction of its price two years ago. The stockholders have suffered through the preparation and filing of materially false filings, a revolving door of accountants, the resignation of the Company's independent accountants, the revelation of accounting irregularities and the failure to produce audited financial statements for over two years. Over the same period, independent accountants have expressed the opinion that the Company will no longer be able to continue as a going concern. In these circumstances, AGP is losing its lifeblood and may well collapse entirely, thereby eliminating all shareholders' equity.

     27. Section 14A:5-3 of the New Jersey Business Corporation Act ("BCA") authorizes the Superior Court to summarily order a special meeting of the shareholders of a corporation when petitioned to do so by holders of 10% or more of the outstanding shares. Specifically, the law provides:

     upon the application of the holder or holders of not less than 10% of all the shares entitled to vote at a meetings, the Superior Court, in an action which the court may proceed in a summary manner, for good cause shown, may order a special meeting of the shareholders to be called and held at such time and place, and upon such notice and for the transaction as such business as may be designated in such order." N.J.S.A. 14A:5-3


     28. The petitioner, Omar L. Peraza individually and on behalf of the Peraza Trust beneficially owns 1,600,000 shares of common stock of AGP, an amount constituting substantially more than 10% of the issued and outstanding shares of AGP. Accordingly, Peraza has the statutory right to petition the court to convene a special meeting of the shareholders.

     29. The purpose of the special meeting will be to remove two of the directors currently serving on the AGP Board of Directors, Mr. Bingaman and Mr. Howard. With the removal of these directors, it is hoped that AGP will be able to bring its filings into compliance with federal securities laws, issue audited financial statements for the years 1994 and 1995 and bring an end to the enormous losses that have been sustained by the Company over the past several years.

     WHEREFORE, Peraza, individually and as Trustee for the Peraza Trust, petitions this Court to grant an order awarding summary relief on his behalf and against the defendant, AGP, in accordance with N.J.S.A. 14A:5-3 as follows:

     A. That a special meeting of "Shareholders" within the meaning of N.J.S.A. 14A:5-3 ("the meeting") be scheduled upon notice to all AGP shareholders to be held on the 20th day of September, 1996, at the Radisson Hotel, 128 Frontage Road, Newark, New Jersey 07106, beginning at 10 a.m. for the purpose of, considering and acting upon a proposal to remove Mr. Bingaman and Mr. Howard as directors for AGP, and

     B. That a "record date" within the meaning of N.J.S.A. 14A:5-7 be established as the close of business on August 8, 1996 or as soon thereafter as practicable (the "Record Date"), for the purpose of identifying each shareholder of record entitled to notice and to vote at the special shareholders' meeting described in paragraph (a) above.

     C. That the petitioner be awarded attorneys fees, costs of suit and such other relief deems equitable and just.

                                    COUNT II

                      (DEMAND FOR CERTAIN CORPORATE BOOKS
                   AND RECORDS PURSUANT TO N.J.S.A. 14A:5-28)


     30. The New Jersey Business Corporation Act provides at N.J.S.A. 14A:5-28 that "the Corporation shall keep at its principal office, its registered office, or at the office of its transfer agent, a record or records containing the names and addresses of all shareholders, the number, class and series of shares held by each and the dates that they respectively became the owners."

     31. N.J.S.A. 14A:5-28(3) provides a pertinent part:

             3. Any person who shall have been a shareholder of record of a corporation for at least six months, immediately preceding his demand, or any person holding . . . at least 5% of the outstanding shares of any class, upon at least five days written demand shall have the right for any proper purpose to examine in person or by agent or attorney during usual business hours, its . . . record of shareholders and to make extracts therefrom, at the places where the same are kept pursuant to 14A:5-28(1).

     32. On August 8, 1996, Peraza and the Peraza Trust delivered to AGP a written demand that Peraza be afforded the opportunity to examine AGP's shareholders' list and other related information.

     33. Pursuant to N.J.S.A. 14A:5-28 and applicable law, Peraza is entitled to inspect the shareholders list and other relevant books and records of the Company, and AGP is required to produce such documents to Peraza is for inspection and copying.

     WHEREFORE, plaintiff Peraza and the Peraza Trust request that this court grant an order awarding summary relief on behalf of Peraza and against the defendant AGP in accordance with N.J.S.A. 14A:5-28(3) as follows:

     a. That the following of AGP's corporate "books and records" within the meaning of N.J.S.A. 14A:5-28 be made available for examination and copying by Peraza or its duly authorized agents on or before August 13, 1996 in the State of New Jersey at Lowenstein, Sandler, Kohl, Fisher & Boylan, 65 Livingston Avenue, Roseland, new Jersey, at 10:00 a.m.:

          (i) A complete record or list of holders of shares, certified by AGP's transfer agent, identifying the name and address of each such holder, and the number of shares registered in the name of each such holder, as of the Record Date;

          (ii) A magnetic computer tape list of holders of shares as of the Record Date, showing the name, address and number of shares held by each such holder, such computer processing data as is necessary to make use of such magnetic computer tape, including, but not limited to, data which will enable Peraza to use such magnetic computer tape for the purpose of printing mailing labels for use in communication with AGP's shareholders, and print-out of such magnetic computer tape for verification purposes;


          (iii) All transfer sheets showing changes in the list of holders of shares referred to above which are in or which come into the possession of AGP or its transfer agent from the date of the list referred to above to the date of AGP's special meeting of shareholders;

          (iv) All information in  AGP's  possession  or  control or  which can
     reasonably  be   obtained   from   nominees  of  any  central  certificate
     depository   system  concerning  the  number  and  identity of the actual beneficial owners of shares, including a breakdown of any holdings in the name of Cede & Co., Philadep and any other similar depository, nominee or clearing agency;

          (v) All information in AGP's possession concerning the identity and share positions of beneficial (or "street name") holders of shares, including a list of non-objecting beneficial owners ("NOBO's") available under Securities and Exchange Commission Rules 14b-1(c) and 14b-2(e);

         (vi) Any additional information which modifies or updates any materials requested pursuant to paragraphs (i) through (v) above to the date of AGP's next special meeting of shareholders; and

     B. That petitioner be awarded attorneys' fees, costs of suit and such other and further relief as this Court deems equitable and just.

                                             Lowenstein, Sandler, Kohl,
                                                Fisher & Boylan
                                             A Professional Corporation
                                             Attorneys for Plaintiff
                                             Omar L.  Peraza,  Individually  and
                                              as Trustee  for the Peraza  Trust



                                              By:/s/Lawrence M. Rolnick
                                                 ____________________________
                                                 Lawrence M. Rolnick

Dated:  August 8, 1996


                                 VERIFICATION

     I have reviewed the within Complaint and hereby verify and certify each of the factual allegations contained herein. I am aware that if the foregoing statements are willfully false I am subject to punishment.


/s/Omar Peraza
_____________________
Omar Peraza



Dated:  August 8, 1996




                      CERTIFICATION PURSUANT TO R.1:4-4(c)

     I hereby certify pursuanto R.1:4-4(c). that the affiant on the annexed verification, Omar L. Peraza, acknowledged the genuineness of the facsimile signature to this verification and that the document or a copy with an original signature annexed will be filed if requested by the Court or a party.


                                             /s/Lawrence M. Rolnick
                                             ____________________________
                                             Lawrence M. Rolnick, Esq.

Dated:  August 8, 1996